EXHIBIT 99.1

                          CHESTER VALLEY BANCORP INC.
              REPORTS THIRD CONSECUTIVE QUARTER OF RECORD EARNINGS

FOR IMMEDIATE RELEASE

WEDNESDAY APRIL 28, 2004

CONTACT: JOSEPH T. CROWLEY
         TREASURER & CHIEF FINANCIAL OFFICER
         (610) 269-9700 EXT. 3085

Downingtown - Chester Valley Bancorp Inc. announces that the Company posted its third consecutive quarter of record earnings of $1.6 million or $0.32 per diluted share for the three- months ended March 31, 2004. This compared to earnings of $1.5 million or $0.30 per diluted share for the three-months ended March 31, 2003. Additionally, earnings for the nine-months ended March 31, 2004 were $4.7 million or $0.93 per diluted share, an 8% increase over the nine-month period ended March 31, 2003.

At March 31, 2004, total assets increased to $630.1 million as the Company completed its acquisition of the Coatesville branch from PNC Bank. As a result of the acquisition, the Company assumed approximately $19.5 million in deposits and acquired $4.0 million in consumer and commercial loans. The Coatesville branch increases the number of full-service offices of the Company to 11 while the Company has received regulatory approval to open a 12th branch office in West Chester, Pennsylvania, which will focus primarily on private banking and wealth management.

At March 31, 2004, commercial and construction loans increased by 5.75% to $207.7 million as compared to $196.4 million at June 30, 2003. Over the same period, core deposits increased to $309.7 million as compared to $254.0 million, a 21.9% increase.

"Our Company has effectively completed the restructure of the balance sheet to that of a commercial bank. We will remain focused on opportunities to increase fee income, both internally as well as through potential acquisitions, which we feel will enhance our existing branch network. We believe that the Coatesville and West Chester locations will accomplish that objective and our commercial loan department is strong and growing while our wealth management initiatives will continue to augment our fee income," stated Donna M. Coughey, President & CEO.

Net income for the three- and nine-months ended March 31, 2004 increased by $125,000 and $349,000 as compared to the same periods in 2003. Net interest income increased by $365,000 and $835,000 over the same three and nine-month periods due largely to the growth in average earning assets as well as an improvement in the net interest margin. Contributing to the improved net interest margin was lower funding costs attributed to a general decline in market interest rates. In addition, the Company is reaping the benefits of interest rate swap transactions that were initiated in the first quarter to hedge a portion of the Company's higher costing Federal Home Loan Bank borrowings, as part of its on-going interest rate risk management strategies.

Investment services income and service charges and fees increased $339,000 and $629,000 for the three- and nine-months ended March 31, 2004, respectively. This is due primarily to fees associated with core deposits as well new personal trust and investments business. Gains on securities available for sale were $378,000 and $1.0 million for the three- and nine-months ended March 31, 2004. These gains are due to the tender of a bond, portfolio restructuring done as part of the Company's asset and liability management as well as the liquidation of a portfolio of Community Bank stock investments.

Operating expenses increased 8.2% or $359,000 for the three-months ended March 31, 2004 as compared to the three-months ended March 31, 2003. The increase is due largely to annual employee salary increases as well as the costs associated with the opening of the Eagle branch in April 2003. For the nine-months ended March 31, 2004 as compared to the same period ended March 31, 2003, the increase in operating expenses was less pronounced at $941,000 or 7.2%, due largely to the aforementioned salary increases and branch opening as well as legal costs associated with a Sarbanes-Oxley review performed on behalf of the audit committee. The provision for loan losses was $180,000 and $856,000 for the three- and nine-months ended March 31, 2004 as compared to a negative $68,000 and $174,000 for the three- and nine-months ended March 31, 2003. The increase resulted principally from additions to the reserve to cover loan growth as well as potentially increased risk due to the changing loan mix.

Total assets at March 31, 2004 increased to $630.1 million as compared to $584.5 million at June 30, 2003. The $45.6 million increase was driven by loan growth of $10.4 million, primarily within the Commercial loan portfolio, as well as growth in the investment portfolio and interest-bearing deposits as the Coatesville acquisition was effective March 31, 2004. The asset growth was funded with both deposits and Federal Home Loan Bank advance borrowings.

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial's executive offices are located in Downingtown, Pennsylvania with branches in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle Square and Coatesville. Philadelphia Corporation has offices in Wayne and Philadelphia.

Chester Valley Bancorp stock is traded on the NASDAQ market under the symbol "CVAL".

                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
               (Dollars in Thousands Except for Per Share Amounts)

***   CONSOLIDATED OPERATIONS DATA:

                                                      THREE-MONTHS ENDED               NINE-MONTHS ENDED
                                                          MARCH 31,                        MARCH 31,
                                                 -----------------------------    -----------------------------
                                                      2004             2003             2004            2003
                                                 ------------    -------------    -------------   -------------
Total interest income                               $  7,369         $  7,672         $ 22,234        $ 24,139
Total interest expense                                 2,624            3,292            8,038          10,778
                                                 ------------    -------------    -------------   -------------
NET INTEREST INCOME                                    4,745            4,380           14,196          13,361
  Provision for loan losses                              180              (68)             856             174
                                                 ------------    -------------    -------------   -------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                      4,565            4,448           13,340          13,187
Total other income                                     2,313            1,826            6,897           5,675
Other operating expenses                               4,744            4,385           14,043          13,102
                                                 ------------    -------------    -------------   -------------
  Income before income taxes                           2,134            1,889            6,194           5,760
  Income tax expense                                     528              408            1,476           1,391
                                                 ------------    -------------    -------------   -------------
NET INCOME                                          $  1,606         $  1,481         $  4,718        $  4,369
                                                 ============    =============    =============   =============
EARNINGS PER COMMON SHARE (1)
  Basic                                             $   0.33         $   0.31         $   0.98        $   0.92
                                                 ============    =============    =============   =============
  Diluted                                           $   0.32         $   0.30         $   0.93        $   0.89
                                                 ============    =============    =============   =============

***   CONSOLIDATED FINANCIAL CONDITION DATA:

                                                                    MARCH 31,         JUNE 30,
                                                                       2004             2003          % CHANGE
                                                                   -----------      -----------     -----------
Total assets                                                         $630,050         $584,528           7.79%
Loans and loans held for sale, net                                    395,244          384,828           2.71%
Deposits                                                              420,068          400,586           4.86%
Total stockholders' equity                                             53,288           49,571           7.50%


***   OTHER SELECTED DATA:
                                                        THREE-MONTHS ENDED               NINE-MONTHS ENDED
                                                            MARCH 31,                        MARCH 31,
                                                   -----------------------------    ---------------------------
                                                       2004             2003             2004            2003
                                                   ------------    -------------    -------------   -----------
Average interest rate spread (2)                       3.36%            3.28%            3.41%           3.35%
Net yield on average interest-earning assets (2)       3.48%            3.45%            3.47%           3.43%
Ratio of average interest-earning
  assets to average interest-bearing liabilities        1.05  x          1.03  x          1.05  x         1.03  x
Non-performing assets to total assets                  0.69%            0.16%            0.69%           0.16%
Book value per common share (1)                       $10.97            $9.94           $10.97           $9.94
Closing price of common stock at end of
  period (1)                                          $21.90           $21.53           $21.90          $21.53
Number of full-service offices at end of period           11                9               11               9

(1) Per share amounts have been restated to reflect the effects of the 5% stock dividend paid in September 2003.
(2) Percentages are presented on a taxable equivalent basis.